Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 01:15 PM 09/19/2008 FILED 01:09 PM 09/19/2008 SRV 080969430 – 3274005 FILE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MACROGENICS, INC.

Pursuant to Sections 242 and 245

of the General Corporation Law of

the State of Delaware

MacroGenics, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is MacroGenics, Inc. (the “Corporation”). The Corporation was originally incorporated on August 14, 2000.

2. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Amended and Restated Certificate of Incorporation of the Corporation and was duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with the provisions of Sections 141,228,242 and 245 of the General Corporation Law of the State of Delaware.

3. Immediately upon the filing of this Amended and Restated Certificate of Incorporation, the text of the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

FIRST. The name of the corporation is MacroGenics, Inc. (the “Corporation”).

SECOND. The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH. The authorized capital stock of the Corporation shall consist of Seven Hundred Twenty Nine Million Five Hundred Ninety Two Thousand Eight Hundred Twenty Eight (729,592,828) shares, consisting of two classes: (i) Four Hundred Twenty Five Million (425,000,000) shares of Common Stock, $0.01 par value per share (the “Common Stock”), and (ii) Three Hundred Four Million Five Hundred Ninety Two Thousand Eight Hundred Twenty Eight (304,592,828) shares of Preferred Stock, $0.01 par value per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided.

The following is a statement of the designations and the powers, preferences, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.	COMMON STOCK.

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and subordinate to those that may be fixed with respect to any shares of the Preferred Stock. The Common Stock is subject to the provisions under “Drag-Along Obligation” in this Article FOURTH, B.7.

2. Voting Rights. Except as otherwise required by law, each holder of Common Stock shall have one vote in respect of each share of Common Stock held of record by such holder on the books of the Corporation for the election of directors and all matters submitted to a vote of the stockholders of the Corporation, whether by meeting or by written consent in lieu of a meeting.

3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefore if, as and when determined by the Board of Directors of the Corporation and subject to any preferential dividend rights of any then outstanding Preferred Stock.

B.	PREFERRED STOCK

1. Number of Shares.

1.1 Series A Preferred Stock. Twenty six million, eight hundred seventy four thousand, seven hundred ninety two (26,874,792) shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A-1 Convertible Preferred Stock” (the “Series A-1 Preferred Stock”) and seven million, three hundred sixty four thousand, five hundred eighty two (7,364,582) shares of the authorized Preferred Stock of the Corporation are hereby designated “Series A-2 Convertible Preferred Stock” (the “Series A-2 Preferred Stock” and, together with the Series A-1 Preferred Stock, the “Series A Preferred Stock”).

1.2 Series B Preferred Stock. Seventy one million, four hundred one thousand, two hundred thirty seven (71,401,237) shares of the authorized Preferred Stock of the Corporation are hereby designated “Series B-1 Convertible Preferred Stock” (the “Series B Preferred Stock”).

1.3 Series C Preferred Stock. One hundred ten million, nine hundred fifty two thousand, two hundred seventeen (110,952,217) shares of the authorized Preferred Stock of the Corporation are hereby designated “Series C Convertible Preferred Stock” (the “Series C Preferred Stock”).

1.4 Series D and Series D-2 Preferred Stock. Thirty million (30,000,000) shares of the authorized Preferred Stock of the Corporation are hereby designated “Series D Convertible Preferred Stock” (the “Series D Preferred Stock”), and fifty eight million (58,000,000) shares of the authorized Preferred Stock of the Corporation are hereby designated “Series D-2 Convertible Preferred Stock” (the “Series D-2 Preferred Stock”).

2. Voting.

2.1 General. Except as may be otherwise provided in these terms of the Preferred Stock or by law, the Preferred Stock shall vote together with all other classes and series of stock of the Corporation entitled to vote as a single class on all actions to be taken by the stockholders of the Corporation, including but not limited to actions amending the Certificate of Incorporation to increase the number of authorized shares of Common Stock, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware. Each share of Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of Common Stock (including fractions of a share) into which each share of Preferred Stock is then convertible.

2.2 Board of Directors. The Board of Directors shall be elected as follows:

(a) For so long as at least four million (4,000,000) shares of Series A Preferred Stock remain outstanding (subject to adjustment for any stock split, reverse stock split or similar event affecting the Series A Preferred Stock after the filing date hereof), the holders of a majority of the then-outstanding Series A Preferred Stock, voting as a separate class, shall be entitled to elect two (2) directors of the Corporation.

(b) For so long as at least four million (4,000,000) shares of Series B Preferred Stock remain outstanding (subject to adjustment for any stock split, reverse stock split or similar event affecting the Series B Preferred Stock after the filing date hereof), the holders of a majority of the then-outstanding Series B Preferred Stock, voting as a separate class, shall be entitled to elect two (2) directors of the Corporation.

(c) For so long as at least four million (4,000,000) shares of Series C Preferred Stock remain outstanding (subject to adjustment for any stock split, reverse stock split or similar event affecting the Series C Preferred Stock after the filing date hereof), the holders of a majority of the then-outstanding Series C Preferred Stock, voting as a separate class, shall be entitled to elect two (2) directors of the Corporation.

(d) The holders of a majority of the Common Stock, voting as a separate class, shall be entitled to elect one (1) director of the Corporation.

(e) The holders of a majority of the Common Stock and the holders of at least sixty-six and two-thirds percent (66  2/3%) (a “Two-Thirds Interest”) of the Preferred Stock, voting together as a single class (and on an as-if-converted basis to Common Stock with respect to the Preferred Stock), shall be entitled to elect all remaining members of the Board of Directors.

(f) A vacancy in any directorship elected by the holders of the Series A Preferred Stock shall be filled only by vote or written consent of the holders of the Series A Preferred Stock, a vacancy in any directorship elected by the holders of the Series B Preferred Stock shall be filled only by vote or written consent of the holders of the Series B Preferred Stock, a vacancy in any directorship elected by the holders of the Series C Preferred Stock shall be filled only by vote or written consent of the holders of the Series C Preferred Stock, a vacancy in any directorship elected by the holders of the Common Stock shall be filled only by vote or written consent of the holders of the Common Stock, and a vacancy in any directorship elected jointly by the holders of the Preferred Stock and the Common Stock shall be filled only by vote or written consent of the Preferred Stock and the Common Stock voting together as a single class on an as- converted basis.

(g) Any director elected as provided in Sections 2.2(a) through (e) hereof may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

3. Dividends.

3.1 Series D-2 Preferred Dividends. The holders of the Series D-2 Preferred Stock, in preference to the holders of Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock, Common Stock and of any other capital stock of the Corporation ranking junior to the Series D-2 Preferred Stock as to payment of dividends, shall be entitled to receive, pari passu, when, as and if declared by the Board of Directors of the Corporation and out of funds legally available therefor, non-cumulative cash dividends at the annual rate of $0.0522 per share (such dividends subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event).

3.2 Series C and D Preferred Dividends. Subject to the prior dividend rights of the holders of the Series D-2 Preferred Stock, the holders of the Series D Preferred Stock and Series C Preferred Stock, in preference to the holders of Series B Preferred Stock, Series A Preferred Stock, Common Stock and of any other capital stock of the Corporation ranking junior to the Series D Preferred Stock and Series C Preferred Stock as to payment of dividends, shall be entitled to receive, pari passu, when, as and if declared by the Board of Directors of the Corporation and out of funds legally available therefor, non-cumulative cash dividends at the annual rate of $0.0324 per share of Series C Preferred Stock and $0.0522 per share of Series D Preferred Stock, as applicable (such dividends subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event).

3.3 Series B Preferred Dividends. Subject to the prior dividend rights of the holders of the Series D-2 Preferred Stock, the Series D Preferred Stock and the Series C Preferred Stock, the holders of the Series B Preferred Stock, in preference to the holders of shares of the Series A Preferred Stock, Common Stock and of any other capital stock of the Corporation ranking junior to the Series B Preferred Stock as to payment of dividends, shall be entitled to receive when, as and if declared by the Board of Directors of the Corporation and out of funds legally available therefor, non-cumulative cash dividends at the annual rate of $0.0341 per share (such dividends subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event).

3.4 Series A Preferred Dividends. Subject to the prior dividend rights of the holders of the Series D-2 Preferred Stock, the Series D Preferred Stock, the Series C Preferred Stock and the Series B Preferred Stock, the holders of the Series A Preferred Stock, in preference to the holders of shares of Common Stock and of any other capital stock of the Corporation ranking junior to the Series A Preferred Stock as to payment of dividends, shall be entitled to receive when, as and if declared by the Board of Directors of the Corporation and out of funds legally available therefor, non-cumulative cash dividends at the annual rate of $0.08 per share (such dividends subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event).

3.5 Dividend Restrictions. Unless and until annual dividends on the Preferred Stock pursuant to Sections 3.1, 3.2, 3.3 and 3.4 shall have been in each case declared and paid in cash, or declared and a sum sufficient for the payment thereof set apart, no dividend shall be paid or declared and no distribution shall be made on any shares of Common Stock (other than a stock dividend on the Common Stock payable solely in the form of additional shares of Common Stock) or any other class of capital stock ranking junior to the Preferred Stock in any respect.

3.6 Participating Dividends. In the event that the Board of Directors of the Corporation shall declare a dividend payable in cash or other property on the then-outstanding shares of Common Stock (other than dividends payable in the form of additional shares of Common Stock or other securities substituted for Common Stock in the event of a reorganization), the holders of the Preferred Stock shall be entitled to receive, out of funds legally available therefor and in addition to the dividends that would be payable pursuant to Sections 3.1, 3.2, 3.3 and 3.4, the amount of dividends per share of Preferred Stock that would be payable on the largest number of whole shares of Common Stock into which each share of Preferred Stock held by each holder could then be converted pursuant to Section 6 hereof, such number to be determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend.

4. Liquidation.

4.1 General.

(a) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series D-2 Preferred Stock shall be entitled to be paid, in priority to and before any distribution or payment to the Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock, Common Stock or any other stock ranking on liquidation junior to the Series D-2 Preferred Stock, an amount equal to $0.6521 per share of Series D-2 Preferred Stock (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event affecting such shares) plus, in the case of each share, an amount equal to all dividends under Section 3 hereof declared thereon but unpaid, computed to the date payment thereof is made available, such amount payable with respect to one share of Series D-2 Preferred Stock being sometimes referred to as the “Series D-2 Liquidation Preference Payment” and with respect to all shares of Series D-2 Preferred Stock being sometimes referred to as the “Series D-2 Liquidation Preference Payments.” If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series D-2 Preferred Stock shall be insufficient to permit payment in full to the holders of Series D-2 Preferred Stock of the Series D-2 Liquidation Preference Payments, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Series D-2 Preferred Stock in proportion to the amount which each such holder would otherwise be entitled.

(b) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and subject to the prior rights of the holders of Series D-2 Preferred Stock, the holders of the shares of Series D Preferred Stock and Series C Preferred Stock shall be entitled to be paid, pari passu and in priority to and before any distribution or payment to the Series B Preferred Stock, Series A Preferred Stock, Common Stock or any other stock ranking on liquidation junior to the Series D Preferred Stock and Series C Preferred Stock, an amount equal to $0.6521 per share of Series D Preferred Stock and $0.4056 per share of Series C Preferred Stock, as applicable (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event affecting such shares) plus, in the case of each share, an amount equal to all dividends under Section 3 hereof declared thereon but unpaid, computed to the date payment thereof is made available, such amount payable with respect to one share of Series C Preferred Stock being sometimes referred to as the “Series C Liquidation Preference Payment” and with respect to all shares of Series C Preferred Stock being sometimes referred to as the “Series C Liquidation Preference Payments,” and such amount payable with respect to one share of Series D Preferred Stock being sometimes referred to as the “Series D Liquidation Preference Payment” and with respect to all shares of Series D Preferred Stock being sometimes referred to as the “Series D Liquidation Preference Payments.” If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series D Preferred Stock and

Series C Preferred Stock shall be insufficient to permit payment in full to the holders of Series D Preferred Stock of the Series D Liquidation Preference Payments and the Series C Preferred Stock of the Series C Liquidation Preference Payments, then the entire assets of the Corporation to be so distributed (the “Distributable Assets”) shall be distributed ratably among the holders of Series D Preferred Stock and Series C Preferred Stock in proportion to the amount which each such holder would otherwise be entitled as follows:

(i) The holders of Series D Preferred Stock shall be entitled to a percentage of the Distributable Assets equal to the product of (A) the result obtained by dividing (I) the product of (x) the number of then-outstanding shares of Series D Preferred Stock multiplied by (y) $0.6521 (the “Gross Series D Preference Amount”) by (II) the sum of (x) the product of (1) the number of then-outstanding shares of Series C Preferred Stock multiplied by (2) $0.4056 plus (y) the Gross Series D Preference Amount multiplied by (B) 100 (such percentage, the “Series D Shortfall Percentage”). The difference between one hundred percent (100%) and the Series D Shortfall Percentage shall equal the “Series C Shortfall Percentage.”

(ii) The proceeds available for distribution to the holders of Series D Preferred Stock shall equal the product of (A) the Series D Shortfall Percentage multiplied by (B) the Distributable Assets (the “Series D Shortfall Amount”). The Series D Shortfall Amount shall be distributed among the holders of Series D Preferred Stock on a pro rata basis.

(iii) The proceeds available for distribution to the holders of Series C Preferred Stock shall equal the product of (A) the Series C Shortfall Percentage multiplied by (B) the Distributable Assets (the “Series C Shortfall Amount”). The Series C Shortfall Amount shall be distributed among the holders of Series C Preferred Stock on a pro rata basis.

(iv) Any payments to the holders of Series C Preferred Stock and Series D Preferred Stock pursuant to this Section 4.1(b) shall be deemed the Series D Liquidation Preference Payment or Series C Liquidation Preference Payment, as applicable.

(c) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary and subject to the prior rights of the holders of the Series D-2 Preferred Stock, Series D Preferred Stock and Series C Preferred Stock, the holders of the shares of Series B Preferred Stock shall be entitled, in priority to and before any distribution or payment is made upon the Series A Preferred Stock, Common Stock or any other stock ranking on liquidation junior to the Series B Preferred Stock, to be paid an amount equal to $0.37468 per share (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event affecting such shares) plus, in the case of each share, an amount equal to all dividends under Section 3 hereof declared thereon but unpaid, computed to the date payment thereof is made available, such amount payable with respect to one share of Series B Preferred Stock being sometimes referred to as the “Series B Liquidation Preference” and with respect to all shares of Series B Preferred Stock being sometimes referred to as the “Series B Liquidation Preference Payments.” If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series B Preferred Stock shall be insufficient to permit payment in full to the holders of Series B Preferred Stock of the Series B Liquidation Preference Payments, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Series B Preferred Stock in proportion to the amount which each such holder would otherwise be entitled.

(d) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary and subject to the prior rights of the holders of the Series D-2 Preferred Stock, Series D Preferred Stock, Series C Preferred Stock and Series B Preferred Stock, the holders of the shares of Series A Preferred Stock shall be entitled, in priority to and before any distribution or payment is made upon the Common Stock or any other stock ranking on liquidation junior to the Series A Preferred Stock, to be paid an amount equal to $0.66394 per share (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event affecting such shares) plus, in the case of each share, an amount equal to all dividends under Section 3 hereof declared thereon but unpaid, computed to the date payment thereof is made available, such amount payable with respect to one share of Series A Preferred Stock being sometimes referred to as the “Series A Liquidation Preference Payment” and with respect to all shares of Series A Preferred Stock being sometimes referred to as the “Series A Liquidation Preference Payments.” If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series A Preferred Stock shall be insufficient to permit payment in full to the holders of Series A Preferred Stock of the Series A Liquidation Preference Payments, then the entire assets of the Corporation to be so distributed shall be distributed ratably among the holders of Series A Preferred Stock in proportion to the amount which each such holder would otherwise be entitled.

(e) Upon any such liquidation, dissolution or winding up of the Corporation, immediately after the holders of the Series D-2 Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock shall have been paid in full the Series D-2 Liquidation Preference Payments, Series D Liquidation Preference Payments, Series C Liquidation Preference Payments, Series B Liquidation Preference Payments and Series A Liquidation Preference Payments, the remaining net assets of the Corporation available for distribution shall be distributed ratably among the holders of Preferred Stock and Common Stock (with each share of Preferred Stock being deemed, for such purpose, to be equal to the number of shares of Common Stock (including fractions of a share) into which such share of Preferred Stock is convertible immediately prior to the close of business on the business day fixed for such distribution).

(f) Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Series D-2 Liquidation Preference Payments, Series D Liquidation Preference Payments, Series C Liquidation Preference Payments, Series B Liquidation Preference Payments and Series A Liquidation Preference Payments, as applicable, and the place where said Series D-2 Liquidation Preference

Payments, Series D Liquidation Preference Payments, Series C Liquidation Preference Payments, Series B Liquidation Preference Payments or Series A Liquidation Preference Payments shall be payable, shall be delivered in person, mailed by certified or registered mail, return receipt requested, or sent by telecopier or telex, not less than 5 days prior to the payment date stated therein, to the holders of record of Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

4.2 Maximum Liquidation Preference.

(a) In the event that the aggregate payments pursuant to Section 4.1 would cause the holders of Series D-2 Preferred Stock to receive an amount greater than $1.9563 per share (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event affecting such shares), then the provisions of Section 4.1 shall not apply to such liquidation event and the holders of Series D-2 Preferred Stock shall be entitled to receive instead the greater of (i) $1.9563 per share of Series D-2 Preferred Stock (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event affecting such shares), payable before any payment shall be made to the holders of the Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock, the Common Stock or any other stock ranking junior to the Series D-2 Preferred Stock by reason of their ownership thereof and (ii) such amount per share, payable on a pro rata basis with the Common Stock, as would have been payable had such share of Series D-2 Preferred Stock been converted into Common Stock pursuant to the provisions of Section 6 immediately prior to such liquidation, dissolution or winding up.

(b) In the event that the aggregate payments pursuant to Section 4.1 would cause the holders of Series D Preferred Stock to receive an amount greater than $1.9563 per share (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event affecting such shares), then the provisions of Section 4.1 shall not apply to such liquidation event and the holders of Series D Preferred Stock shall be entitled to receive instead the greater of (i) $1.9563 per share of Series D Preferred Stock (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event affecting such shares), payable before any payment shall be made to the holders of the Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock, the Common Stock or any other stock ranking junior to the Series D Preferred Stock by reason of their ownership thereof and (ii) such amount per share, payable on a pro rata basis with the Common Stock, as would have been payable had such share of Series D Preferred Stock been converted into Common Stock pursuant to the provisions of Section 6 immediately prior to such liquidation, dissolution or winding up.

(c) In the event that the aggregate payments pursuant to Section 4.1 would cause the holders of Series C Preferred Stock to receive an amount greater than $1.2168 per share (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event affecting such shares), then the provisions of Section 4.1 shall not apply to such liquidation event and the holders of Series C Preferred Stock shall be entitled to receive instead the greater of (i) $1.2168 per share of Series C Preferred Stock (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event affecting such shares), payable before any payment shall be made to the holders of the Series B Preferred Stock, Series A Preferred Stock, the Common Stock or any other stock ranking junior to the Series C Preferred Stock by reason of their ownership thereof and (ii) such amount per share, payable on a pro rata basis with the Common Stock, as would have been payable had such share of Series C Preferred Stock been converted into Common Stock pursuant to the provisions of Section 6 immediately prior to such liquidation, dissolution or winding up.

(d) In the event that the aggregate payments pursuant to Section 4.1 would cause the holders of Series B Preferred Stock to receive an amount greater than $1.12404 per share (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event affecting such shares), then the provisions of Section 4.1 shall not apply to such liquidation event and the holders of Series B Preferred Stock shall be entitled to receive instead the greater of (i) $1.12404 per share of Series B Preferred Stock (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event affecting such shares) payable before any payment shall be made to the holders of the Series A Preferred Stock, the Common Stock or any other stock ranking junior to the Series B Preferred Stock by reason of their ownership thereof and (ii) such amount per share, payable on a pro rata basis with the Common Stock, as would have been payable had such share of Series B Preferred Stock been converted into Common Stock pursuant to the provisions of Section 6 immediately prior to such liquidation, dissolution or winding up.

(e) In the event that the aggregate payments pursuant to Section 4.1 would cause the holders of Series A Preferred Stock to receive an amount greater than $1.98 per share (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event affecting such shares), then the provisions of Section 4.1 shall not apply to such liquidation event and the holders of Series A Preferred Stock shall be entitled to receive instead the greater of (i) $1.98 per share of Series A Preferred Stock (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event affecting such shares), payable before any payment shall be made to the holders of the Common Stock or any other stock ranking junior to the Series A Preferred Stock by reason of their ownership thereof and (ii) such amount per share, payable on a pro rata basis with the Common Stock, as would have been payable had such share of Series A Preferred Stock been converted into Common Stock pursuant to the provisions of Section 6 immediately prior to such liquidation, dissolution or winding up.

4.3 Treatment of Mergers, Consolidations and Sales of Assets. The (i) consolidation or merger of the Corporation into or with any other entity or entities

(other than a merger to reincorporate the Corporation in a different jurisdiction), or any other transaction or series of transactions, as a result of which the holders of outstanding voting stock of the Corporation immediately preceding the consummation of such event shall, immediately following such event, hold as a group less than a majority of the voting securities of the surviving or successor entity, and (ii) sale, lease, abandonment, transfer or other disposition by the Corporation of greater than fifty percent (50%) of the value of its assets, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions of this Section 4. In connection with any such transaction contemplated by the preceding sentence, all consideration payable to the stockholders of the Corporation, in connection with a merger or consolidation, or all consideration payable to the Corporation, together with all other available assets of the Corporation (net of obligations owed by the Corporation), in the case of an asset sale, shall be paid to and deemed (to the fullest extent permitted by law) distributed (in the case of a merger or consolidation) or available for distribution and payment as provided herein (in the case of a sale of assets), as applicable, to the holders of capital stock of the Corporation in accordance with the preference and priorities set forth in this Section 4, with such preferences and priorities specifically intended to be applicable in any such merger, consolidation or sale transaction as if the same were a liquidation, dissolution or winding up. If applicable, the Corporation shall either (i) cause the agreement and plan of merger or consolidation to provide as a consequence of such merger or consolidation for the conversion of the Series D-2 Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and/or Series A Preferred Stock into the right to receive an amount (either in cash or, in the case of a merger or consolidation for stock, stock of the surviving corporation) equal to the applicable amount payable under this Section 4; or (ii) concurrent with the consummation with the sale of all or substantially all of the assets of the Corporation, cause the redemption of all outstanding shares of the Series D-2 Preferred Stock, Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and/or Series A Preferred Stock for an amount either in cash or, in the case of a sale of assets for other property, other property equal to the applicable amount payable to such class of Preferred Stock under this Section 4. In the event of the foregoing redemption for property other than cash, the Board of Directors shall determine in good faith the value of such property.

5. Restrictions. For so long as at least 30,400,000 shares of Preferred Stock are outstanding (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event affecting such shares), and except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Certificate of Incorporation, and in addition to any other vote required by law or the Certificate of Incorporation, without the approval of a majority of the then-outstanding shares of Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class and on an as-if-converted basis to Common Stock, the Corporation will not:

(a) By merger, consolidation, reclassification or otherwise (i) create or authorize the creation of any additional class or series of shares of stock senior to or on a parity with the Series A Preferred Stock, Series B Preferred Stock,

Series C Preferred Stock, Series D Preferred Stock or Series D-2 Preferred Stock in any respect, or (ii) increase or decrease the authorized amount of any class or series of shares of capital stock, or (iii) create or authorize any obligation or security convertible into shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series D-2 Preferred Stock or into shares of any other class or series of stock senior to or on a parity with the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series D-2 Preferred Stock in any respect;

(b) Sell, lease, abandon, transfer or otherwise dispose of all or substantially all of its assets in a single transaction or a series of related transactions, or enter into a merger, consolidation, reorganization or other business combination, or any other transaction or series of related transactions, in which the stockholders of the Corporation after such event would hold stock representing less than a majority of the stock of the surviving corporation, or consent to, or take any action deemed to be, a dissolution, liquidation or winding up of the Corporation;

(c) Alter or change the rights, preferences or privileges of the Preferred Stock or an series thereof, or the qualifications, limitations or restrictions thereof, if any such alteration or change would adversely affect the rights of the holders of the Preferred Stock;

(d) Amend, alter, repeal or effect the waiver of any provision of its Amended and Restated Certification of Incorporation or By-laws, whether by way of merger, consolidation or otherwise;

(e) Purchase or set aside any sums for the purchase of, redeem or otherwise acquire for value, or pay any dividend or make any distribution on, any shares of capital stock or other securities of the Corporation, except (i) for dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and (ii) under any buy-back arrangements pursuant to any equity incentive plan or agreement approved by the Board of Directors, providing for the repurchase of shares upon termination of the service or employment of a consultant, director or employee;

(f) Increase or decrease the number of members constituting the Corporation’s Board of Directors;

(g) Enter into any agreement or agreements to or otherwise take action that results in the transfer of material assets of the Corporation to any person, other than (i) a transfer to a wholly owned subsidiary of the Corporation, (ii) the license of technology in any transaction approved by the Board of Directors of the Corporation or (iii) the sale of product in the ordinary course of business; or

(h) Approve the filing of a petition under any bankruptcy or insolvency law.

6. Conversions. The holders of shares of Preferred Stock shall have the following conversion rights:

6.1 Right to Convert. Subject to the terms and conditions of this Section 6, the holder of any share or shares of Preferred Stock shall have the right, at its option at any time, to convert any such shares of Preferred Stock (except that upon any liquidation of the Corporation the right of conversion shall terminate at the close of business on the business day fixed for payment of the amount distributable on the Preferred Stock) into such number of fully paid and nonassessable shares of Common Stock as is obtained by multiplying the number of shares of Preferred Stock to be converted by the Preferred Stock Conversion Rate (as defined in Section 6.4(a)) then in effect for the applicable series of Preferred Stock. Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

6.2 Issuance of Certificates; Time Conversion Effected, Promptly after the receipt of the written notice referred to in Section 6.1 and surrender of the certificate or certificates for the share or shares of Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Preferred Stock. The applicable Preferred Stock Conversion Price with respect to any conversion pursuant to this Section 6 shall be the lowest Preferred Stock Conversion Price of the applicable class or series of Preferred Stock being converted in effect immediately prior to such conversion. To the extent permitted by law, such conversion shall be deemed to have been effected and the Preferred Stock Conversion Price shall be determined as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

6.3 Fractional Shares; Dividends; Partial Conversion. No fractional shares shall be issued upon conversion of Preferred Stock into Common Stock and no payment or adjustment shall be made upon any conversion on account of any dividends on the Common Stock. At the time of each conversion, the Corporation shall pay in cash an amount equal to all cash dividends declared but unpaid on the shares of Preferred Stock surrendered for conversion to the date upon which such conversion is deemed to take place as provided in Section 6.2. In case the number of shares of Preferred

Stock represented by the certificate or certificates surrendered pursuant to Section 6.1 exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would, except for the provisions of the first sentence of this Section 6.3, be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Preferred Stock for conversion an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board of Directors of the Corporation.

6.4 Preferred Stock Conversion Price and Conversion Rate.

(a) Preferred Stock Conversion, Rate. The conversion rate in effect at any time for conversion of a series of Preferred Stock (the “Preferred Stock Conversion Rate”) shall be the quotient obtained by dividing the Original Issue Price (as defined below) of such series of Preferred Stock by the “Preferred Stock Conversion Price” for such series of Preferred Stock, calculated as provided in Section 6.4(b).

(b) Preferred Stock Conversion Price. The conversion price (the “Preferred Stock Conversion Price”) shall initially be (i) $0.66394 for the Series A-1 Preferred Stock, (ii) $1.00 for the Series A-2 Preferred Stock, (iii) $0.37468 for the Series B Preferred Stock, (iv) $0.40560 for the Series C Preferred Stock, (v) $0.65210 for the Series D Preferred Stock, and (vi) $0.65210 for the Series D-2 Preferred Stock. Such initial Preferred Stock Conversion Prices shall be adjusted from time to time in accordance with this Section 6. All references to the Preferred Stock Conversion Price herein shall mean the Preferred Stock Conversion Price as so adjusted.

(c) Original Issue Price. The “Original Issue Price” shall be (A) $1.00 for each share of the Series A Preferred Stock, (B) $0.42716 for each share of the Series B Preferred Stock, (C) $0.40560 for each share of the Series C Preferred Stock, (D) $0.65210 for each share of the Series D Preferred Stock, and (E) $0.65210 for each share of the Series D-2 Preferred Stock.

6.5 Adjustment of Conversion Price Upon Issuance of Common Stock. Except as provided in Section 6.6, if and whenever the Corporation shall issue or sell, or is, in accordance with Sections 6.5(a) through (g), deemed to have issued or sold, any shares of Common Stock for consideration per share less than the applicable Preferred Stock Conversion Price in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the applicable Preferred Stock Conversion Price for the Series A-1 Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series D-2 Preferred Stock shall be reduced to the price determined by dividing (i) an amount equal to the sum of (A) the number of shares of Common Stock deemed outstanding (as defined below) immediately prior to such issue or sale multiplied by the applicable then-existing Preferred Stock Conversion Price and (B) the consideration, if any, received by the Corporation upon such issue or sale, by (ii) the total number of shares of Common Stock deemed outstanding immediately after such issue or sale.

For the purposes of the preceding paragraph, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock into which the then-outstanding shares of Preferred Stock could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the date immediately preceding the given date and which may be convertible or exercisable pursuant to their terms as of such date.

Notwithstanding any other provision herein, no adjustment shall be made under this Section 6.5 to the applicable Preferred Stock Conversion Price for the Series A-2 Preferred Stock. Notwithstanding any other provision herein, in addition, no adjustment to the Preferred Stock Conversion Price shall be made under this Section 6.5 for the Series A-1 Preferred Stock for any issuance or deemed issuance of Common Stock, Preferred Stock, Options or Convertible Securities at a price greater than the then-applicable Series C Conversion Price.

For purposes of this Section 6.5, the following Sections 6.5(a) through (g) shall also be applicable:

(a) Issuance of Rights or Options. In case at any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”) whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (1) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (ii) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the applicable Preferred Stock Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding. Except as otherwise provided in Section 6.5(c), no adjustment of the applicable Preferred Stock Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

(b) Issuance of Convertible Securities. In case the Corporation shall in any manner issue or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (i) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion at exchange thereof; by (ii) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the applicable Preferred Stock Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (A) except as otherwise provided in Section 6.5(c), no adjustment of the applicable Preferred Stock Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (B) if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the applicable Preferred Stock Conversion Price have been or are to be made pursuant to other provisions of this Section 6.5, no further adjustment of the applicable Preferred Stock Conversion Price shall be made by reason of such issue or sale.

(c) Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if (i) the purchase price provided for in any Option referred to in Section 6.5(a), (ii) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section 6.5(a) or 6.5(b), or (iii) the rate at which Convertible Securities referred to in Section 6.5(a) or 6.5(b) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), then the applicable Preferred Stock Conversion Price in effect at, the time of such event shall forthwith be readjusted to the Preferred Stock Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be at the time initially granted, issued or sold, but only if as a result of such adjustment the applicable Preferred Stock Conversion Price then in effect hereunder is thereby reduced; and on the termination of any such Option or any such right to convert or exchange such Convertible Securities, the applicable Preferred Stock Conversion Price then in effect hereunder shall forthwith be increased to the Preferred Stock Conversion Price which would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination, never been issued.

(d) Stock Dividends. In case the Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock, Options or Convertible Securities (other than a dividend or other distribution on the Common Stock that is payable in Common Stock), then any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

(e) Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Corporation.

(f) Record Date. In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(g) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purpose of this Section 6.5.

6.6 Certain Issues of Common Stock Excepted. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the applicable Preferred Stock Conversion Price in the case of Common Stock issued (or, pursuant to Sections 6.5(a) through (g), deemed to be issued) from and after the date of the original issuance of shares of Series D-2 Preferred Stock (the “Original Issue Date”):

(a) upon the conversion of shares of Preferred Stock;

(b) upon the granting of rights, options or warrants or the issuance of Common Stock on or after the Original Issue Date (or the subsequent exercise thereof) to employees, officers, directors or consultants of the Corporation pursuant to any equity incentive plan or agreement approved by the Board of Directors of up to 21,056,776 shares of Common Stock (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification or other similar event affecting such shares), or such other amount of shares of Common Stock as (i) approved by the Board of Directors, (ii) unanimously approved by the Compensation Committee of the Board of Directors and (iii) approved by the holders of a majority of the Preferred Stock (voting together as a single class on an as if-converted basis);

(c) upon the exercise, conversion or exchange, at any time from and after the Original Issue Date, of Options or Convertible Securities granted or issued before the Original Issue Date;

(d) as a dividend, stock split or other distribution on shares of Common Stock;

(e) in connection with warrants issued in conjunction with (x) establishing lines of credit and leasing arrangements with commercial lenders or banks which have been approved by the Board of Directors, (y) an acquisition of all or substantially all of the stock or assets of any other entity (whether by merger or otherwise) by the Corporation or its subsidiaries (if any), which acquisition has been approved by the Corporation’s Board of Directors, or, (z) the issuance of Series D-2 Preferred Stock by the Corporation; or

(f) in connection with the issuance of shares of Preferred Stock, or pursuant to any binding agreements to issue shares of the Preferred Stock entered into, on or prior to the one hundred eightieth (180th) day after filing of this Amended and Restated Certificate of Incorporation, which issuances and/or agreements are at a per share price equal to or greater than the Original Issue Price of the Series D-2 Preferred Stock and have been approved by the Board of Directors.

6.7 Subdivision or Common Stock. In case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the applicable Preferred Stock Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the applicable Preferred Stock Conversion Price in effect immediately prior to such combination shall be proportionately increased. In the case of any such subdivision, no further adjustment shall be made pursuant to Section 6.5(d) by reason thereof.

6.8 Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the applicable Preferred Stock Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

6.9 Notice of Adjustment. Upon any adjustment of the Preferred Stock Conversion Price of any series of Preferred Stock, then and in each such case the Corporation shall give written notice thereof, by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, addressed to each holder of shares of such series of Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the applicable Preferred Stock Conversion Price resulting from such adjustment, setting forth in reasonable detail the method upon which such calculation is based.

6.10 Other Notices. In case at any time:

(a) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

(b) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

(c) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into another entity or entities, or a sale, lease, abandonment, transfer or other disposition of all or substantially all its assets; or

(d) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give, by delivery in person, certified or registered mail, return receipt requested, telecopier or telex, addressed to each holder of any shares of Preferred Stock at the address of such holder as shown on the books of the Corporation, (i) at least 10 days’ prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up and (ii) in the case of any such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, at least 20 days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, disposition, dissolution, liquidation or winding up, as the case may be.

6.11 Stock to be Reserved. The Corporation shall at all times reserve and keep available out of its authorized capital stock, solely for the purpose of issuance upon the conversion of Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than any Preferred Stock Conversion Price in effect at the time. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed. The Corporation will not take any action which results in any adjustment of any Preferred Stock Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Preferred Stock would exceed the total number of shares of Common Stock then authorized by the Certificate of Incorporation of the Corporation.

6.12 No Reissuance of Preferred Stock. Shares of Preferred Stock which are converted into shares of Common Stock as provided herein shall not be reissued.

6.13 Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Preferred Stock which is being converted.

6.14 Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Preferred Stock in any manner which interferes with the timely conversion of such Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

6.15 Mandatory Conversion. All outstanding shares of Preferred Stock shall automatically convert to shares of Common Stock on the basis set forth in this Section 6 upon the earlier of (i) the closing of a firm commitment underwritten public offering of shares of Common Stock of the Corporation in which (A) the aggregate gross proceeds to the Corporation (prior to deduction of underwriting discounts and commissions and expenses related to the offering) shall be at least forty million dollars ($40,000,000) and (B) the price paid by the public for such shares shall be at least $1.9563 per share (subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalization, reclassification, or other similar event affecting such shares) or (ii) the written consent of holders of at least a Two-Thirds Interest of the then-outstanding shares of Preferred Stock (voting together as a single class on an as-if-converted basis). Each outstanding share of Preferred Stock shall convert into such number of shares of Common Stock as is obtained by multiplying the number of shares of Preferred Stock to be converted by the Preferred Stock Conversion Rate then in effect for the applicable series of Preferred Stock. Holders of shares of Preferred Stock so converted may deliver to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to such holders) during its usual business hours, the certificate or certificates for the shares so converted. As promptly as practicable thereafter, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of whole shares of Common Stock to which such holder is entitled, together with any cash payment in lieu of fractional shares to which such holder may be entitled pursuant to Section 6.4. Until such time as a holder of shares of Preferred Stock shall surrender his or its certificates therefor as provided above, such certificates shall be deemed to represent the shares of Common Stock to which such holder shall be entitled upon the surrender thereof.

7. Drag-Alone Obligation.

7.1 General Requirements. In the event that any holder or holders of capital stock of the Corporation representing at least a Two-Thirds Interest of the then-outstanding shares of Common Stock and Preferred Stock without duplication, calculated on an as-if-converted basis (collectively, the “Drag-Along Holders”), desire, at any time, to sell, transfer, assign or otherwise dispose of all of their Common Stock and Preferred Stock in a single transaction or a series of related transactions to one or more third-parties (a “Drag-Along Sale”), where such Drag-Along Sale is conditioned upon the sale of all remaining shares of Common Stock and Preferred Stock to such third parties, the remaining holders of capital stock of the Corporation shall dispose of their shares of capital stock of the Corporation, including any Convertible Securities and Options (collectively, the “Drag-Along Securities”), on the same terms and conditions that the Drag-Along Holders are selling their shares of Common Stock and Preferred Stock and on equitable terms and conditions with respect to any Convertible Securities and Options being sold, but in any event subject to the rights, privileges, restrictions and conditions, including all liquidation preferences attaching to the capital stock of the Corporation, as set forth herein.

7.2 Notice. At least 15 days before the date of consummation of the Drag-Along Sale, the Drag-Along Holders shall deliver a notice (the “Drag-Along Notice”) to the Corporation which shall as soon as reasonably possible thereafter send a copy of such Drag-Along Notice to the other stockholders at their respective addresses on file with the Corporation. The Drag-Along Notice shall state (i) that the Drag-Along Holders have the bona fide intention to sell or transfer the shares of capital stock of the Corporation in the Drag-Along Sale, (ii) the price for which the Drag-Along Securities will be sold, (iii) the name of the proposed purchaser(s) or transferee(s), and (iv) all other material terms and provisions relating to the Drag-Along Sale.

7.3 Deposit of Consideration and Effect. On or before the date of the consummation of the Drag-Along Sale, the Drag-Along Holders or the purchaser(s) shall deposit the full amount of the consideration to be paid for the Drag-Along Securities with a bank, transfer agent, law firm or other entity selected by the Corporation (the “Payment Agent”). Cash, if any, and other consideration, if any, deposited with the Payment Agent shall be delivered in trust for the benefit of the holders of the Drag-Along Securities. Immediately upon the deposit of the full amount of the consideration then, notwithstanding that any certificate or other document representing the Drag-Along Securities shall not have been surrendered, all Drag-Along Securities shall no longer be deemed to be outstanding on and after the consummation of the Drag-Along Sale by the Drag-Along Holders, and all rights with respect to such securities shall forthwith cease and terminate at the close of business on such date, except only the right of the holders of Drag-Along Securities to receive the consideration to be paid for the Drag-Along Securities required under this Section 7, without any interest accruing thereon.

7.4 Delivery of Certificates and Documents to Payment Agent. The holders of capital stock of the Corporation and Convertible Securities and Options who are required to sell their securities pursuant to this Section 7 must deliver, on or before the date of the consummation of the Drag-Along Sale set forth in the Drag-Along Notice, one or more certificates and other documents, as applicable, properly endorsed for transfer (which represent the number of shares of capital stock of the Corporation, Convertible Securities and Options that such holders are required to sell pursuant to this Section 7) to the Payment Agent, which shall serve as custodian of the certificates and documents until delivered to the proposed purchaser(s) upon consummation of the Drag-Along Sale.

7.5 Delivery of Certificates and Documents to Purchaser and Consideration to Drag-Along Holders. The certificates and other documents delivered to the Payment Agent by the holders of Drag-Along Securities pursuant to this Section 7 shall be transferred by the Payment Agent to the proposed purchaser(s) in consummation of the Drag-Along Sale, and the Payment Agent shall remit to the holders of Drag-Along Securities that portion of the sale proceeds to which such holders are entitled by reason of the participation in such Drug-Along Sale.

FIFTH. The Corporation is to have perpetual existence.

SIXTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

A. The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation.

B. Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

C. The books of the Corporation may be kept at such place within or without the State of Delaware as the By-Laws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

SEVENTH. The Corporation eliminates the personal liability of each member of its Board of Directors to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that, to the extent provided by applicable law, the foregoing shall not eliminate the liability of a director (i) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code or (iv) for any transaction from which such director derived an improper personal benefit.

If the General Corporation Law of the State of Delaware is amended in the future to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time.

Any repeal or modification of this Article SEVENTH shall not increase the personal liability of any director of this Corporation for any act or occurrence taking place prior to such repeal or modification, or otherwise adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

EIGHTH. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all other creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

NINTH. The Corporation reserves the right, subject to Article FOURTH, B.5., to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation has hereunto signed his name and affirms that the statements made in this Amended and Restated Certificate of Incorporation are true and under the penalties of perjury as of this 19th day of September, 2008.

/s/ Scott Koenig
Scott Koenig, M.D., PhD
President & Chief Executive Officer

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “MACROGENICS, INC.”, FILED IN THIS OFFICE ON THE FOURTEENTH DAY OF JANUARY, A.D. 2011, AT 4:30 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State
3274005 8100	AUTHENTICATION: 8498564
110047333	DATE: 01-18-11
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:37 PM 01/14/2011
FILED 04:30 PM 01/14/2011
SRV 110047333 – 3274005 FILE

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MACROGENICS, INC.

MacroGenics, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The Corporation filed an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on September 19, 2008 (the “Amended and Restated Certificate of Incorporation”).

SECOND: That the Board of Directors of the Corporation has duly adopted resolutions: (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware this Certificate of Amendment of Amended and Restated Certificate of Incorporation (this “Certificate of Amendment”); and (ii) declaring each of the amendments to the Amended and Restated Certificate of Incorporation set forth below in this Certificate of Amendment to be advisable and recommended for approval by the stockholders of the Corporation.

THIRD: That this Certificate of Amendment was duly adopted by the Board of Directors in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, and by written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

FOURTH: The first paragraph of Article FOURTH of the Amended and Restated Certificate of Incorporation is hereby amended and restated such that, as amended, said paragraph below shall read as follows:

“The authorized capital stock of the Corporation shall consist of Seven Hundred Forty Six Million, Five Hundred Ninety Two Thousand, Eight Hundred Twenty Eight (746,592,828) shares, consisting of two classes: (i) Four Hundred Twenty Five Million (425,000,000) shares of Common Stock, $0.01 par value per share (the “Common Stock”), and (ii) Three Hundred Twenty One Million, Five Hundred Ninety Two Thousand, Eight Hundred Twenty Eight (321,592,828) shares of Preferred Stock, $0.01 par value per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided.”

FIFTH: That Article FOURTH, Section B.1.4, is hereby amended and restated such that, as amended, such section shall read as follows:

“1.4 Series D and Series D-2 Preferred Stock. Thirty million (30,000,000) shares of the authorized Preferred Stock of the Corporation are hereby designated “Series D Convertible Preferred Stock” (the “Series D Preferred Stock”), and seventy five million (75,000,000) shares of the authorized Preferred Stock of the Corporation are hereby designated “Series D-2 Convertible Preferred Stock” (the “Series D-2 Preferred Stock”).”

SIXTH: The first sentence of Article FOURTH, Section B.5 is hereby amended such that the number “30,400,000” is hereby deleted and replaced with the number “32,100,000.”

SEVENTH: This Certificate of Amendment shall become effective immediately upon filing with the Secretary of State of the State of Delaware.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on its behalf by its President this 14th day of January, 2011.

/s/ Scott Koenig
Scott Koenig, M.D., PhD
President & Chief Executive Officer

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